Exhibit 10.2

INDEPENDENT DIRECTOR AGREEMENT

INDEPENDENT DIRECTOR AGREEMENT (this “Agreement”) by and between Datacentrex, Inc. (f/k/a Thumzup Media Corporation), a Nevada corporation (“DTCX”) and ______________ an individual (“Nominee”).

WHEREAS, DTCX has undertaken a merger (the “Merger”) involving Dogehash Technologies, Inc., a Nevada corporation (the “Company”); and

WHEREAS, DTCX desires to attract and retain directors to serve on its Board of Directors and, following the Merger, who will consent to serve on the Board of Directors of DTCX (the “Board”); and

WHEREAS, DTCX believes that Nominee possesses valuable qualifications and abilities to serve as a director of DTCX following the Merger.

NOW, THEREFORE, the parties agree as follows:

1. Service to the Board.

(a) Service as a Director. Nominee consents to serve as a member of the Board of Directors of DTCX if elected or appointed.

Nominee agrees that upon appointment or election he will dutifully perform his responsibilities as a director in good faith, in accordance with applicable law, and in accordance with the Articles of Incorporation, bylaws and other policy and procedures applicable to such service. Nominee shall resign from the Board of Directors of DTCX upon the request of the Chairman of the Board or Chief Executive.

Nominee understands that this Agreement does not constitute an offer to serve as a director of DTCX, or as an employee, or in any other capacity and that appointment shall only occur by vote of the board of directors or shareholders of DTCX. Nominee understands and agrees DTCX will request a background check consisting of a criminal history and other background checks to be used solely for DTCX-related purposes and understands an offer and any position will be contingent on the receipt and evaluation of the background check report. I have provided my social security number and date of birth to permit a background check to be performed. If appointed to any position with DTCX, I understand my consent will apply throughout my tenure to the extent permitted by law, including inclusion in all SEC filings and reports. I consent to the release of criminal, history and other reports to DTCX and the Company.

1

(b) Service on Committees. Nominee will serve on the following committees and in the capacities stated:

Committee Type	Member	Member/Chairman
Audit Committee	Christopher Ensey, Allan T. Evans	Christopher Moe
Compensation Committee	Christopher Ensey, Christopher Moe	Allan T. Evans
Nominating Committee	Christopher Moe, Allan T. Evans	Christopher Ensey

To the extent Nominee serves as Audit Committee Chairperson, Nominee represents that Nominee possesses the necessary skills and experience by which he is qualified to serve as a qualified financial expert for purposes of such position, and before the United States Securities and Exchange Commission (“SEC”).

2. Compensation and Expenses.

(a) Compensation. DTCX (upon the consummation of the Merger) agrees to adopt or has adopted compensation plans for directors applicable to Nominee, in the event Nominee becomes a director, as follows:

●	Effective on January 1, 2026 an Initial Equity award will be granted under the 2025 Omnibus Incentive Plan (the “Plan”) of DTCX, as follows.
●	Each independent non-employee director shall be entitled to receive 103,550 shares of restricted common stock which is equal to or in excess of Fair Market Value (as defined in the Plan), in each case, on such terms and subject to such conditions (including as to vesting and surrender) as determined by the Compensation Committee of the Board of Directors.
●	A Director may request in advance of such award date in writing, that the award otherwise issuable to Nominee pursuant to this Agreement under the Plan may instead be issued to an entity wholly-owned by Nominee with the approval of the Company, (which shall remain wholly-owned by nominee for so long as such award is outstanding and unvested) (the “Equity Recipient”), subject to any joinder or other agreement under which the entity shall be subject to all conditions of the award. Any such issuance shall be deemed issued in respect of Nominee’s service as a director for all purposes under this Agreement, the Plan, and applicable law.
●	Awards will vest one-third (1/3) on June 1, 2026 and one-third (1/3) on June 1, 2027 and one-third (1/3) on June 1, 2028 provided the Nominee continues to serve as a Director of the Company and each additional condition of award as determined by the Board of Directors (or Compensation Committee) is then satisfied.
●	Thereafter, an Annual Equity award of shares of restricted stock in the notional amount of $190,000 is anticipated to be made under the Plan, at such times and subject to such additional terms and conditions as determined by the Board of Directors (or Compensation Committee) at the time of award.
●	Annual Cash compensation totaling $30,000 dollars commencing January 1, 2026 paid in accordance with DTCX normal payroll practices as 1099 income shall be paid each Nominee during the duration of service as a Director.

2

●	In addition, the cash compensation per year will be increased for each member sitting on or chairing the following boards:

Committee Type	Member	Chair
Audit	$10,000	$20,000
Compensation	$7,500	$15,000
Nominating / Governance	$5,000	$10,000

(b) Expenses. DTCX shall reimburse Nominee for all reasonable and necessary out-of-pocket expenses, including travel, incurred in connection with the performance of Nominee’s duties as a director on behalf of DTCX (or the Company) (“Expenses”), upon submission of adequate documentation therefor.

(c) Insurance. DTCX presently maintains a policy of directors’ and officers’ insurance coverage with a liability limit of $5,000,000 (“D&O Insurance”) and intends to immediately reassess appropriate liability caps for the Company following the Merger, which will be discussed at the first board meeting. In the event any notice of termination or significant change in coverage or terms of D&O Insurance are received by DTCX (or Company), prompt written notice shall be provided Nominee for so long as he serves as a director of DTCX (or Company) and during any subsequent period during which Nominee may be entitled to the benefit of such D&O Insurance.

(d) No Assignment of Fiduciary Duties. Nominee acknowledges and agrees that all duties, obligations, fiduciary responsibilities, indemnification rights, and D&O insurance coverage arising from Nominee’s service as a director of DTCX are personal to Nominee and shall not be assigned to, or assumed by, the Equity Recipient. The Equity Recipient shall have no rights, duties, or obligations as a director of DTCX nor any benefits inuring from the Nominee’s service or position as a director.

3. Confidentiality. Nominee acknowledges that Director shall be obtaining access to certain confidential information concerning the DTCX, the Company and its plans and affairs, including, but not limited to cryptocurrency mining, colocation facilities, business methods, systems, scheduling, financial data and strategic plans which are unique assets (“Confidential Information”). Nominee covenants and agrees to not, directly or indirectly, in any manner, utilize or disclose to any person, firm or entity, such Confidential Information.

4. Termination. This Agreement shall terminate upon resignation or removal of Nominee as a director of DTCX, provided that any provision of this Agreement not capable of performance prior to termination shall survive, shall survive such termination for the period necessary for performance.

5. Assignment. Company agrees to use its best efforts to cause DTCX to assume the obligations of DTCX hereunder at the first meeting of directors following the Merger. The rights and benefits of the Company under this Agreement may be assigned by DTCX, and the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of Nominee under this Agreement are personal and therefore Nominee may not assign any right or duty under this Agreement without the prior written consent of the Company and DTCX.

6. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year set forth.

DATACENTREX, INC.

By:
Name:	Parker Scott
Title:	Chief Executive Officer

NOMINEE:

Name:

Address:

Email

Phone:

Dated as of:

4